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                                                                   Exhibit 10.22

                 DISTRIBUTION AND TAX INDEMNIFICATION AGREEMENT


         THIS DISTRIBUTION AND TAX INDEMNIFICATION AGREEMENT ("Agreement") is made and dated as of _______________, 1996, by and among NCO FINANCIAL SYSTEMS, INC., a Pennsylvania corporation (the "Company"), and MICHAEL J. BARRIST, ANNETTE BARRIST, CHARLES C. PIOLA, JR., and BERNARD R. MILLER (the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, the Company elected to be taxed as an "S" corporation under
Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code") and under similar provisions of various state tax laws, for the period commencing on January 1, 1987 and ending on the date the Company ceased to be eligible to be an S corporation (the "S Corporation Period");

         WHEREAS, for Federal and certain state income tax purposes, the Company did not incur any income tax liability during the S Corporation Period, and the Company's items of income, loss, deductions and credit were passed through and included in the determination of the taxable income the Shareholders;

         WHEREAS, it was the Company's practice to distribute to the Shareholders with respect to each calendar year an amount at least equal to each Shareholder's pro rata share of the Company's taxable income for such year multiplied by the Effective Tax Rate (the highest of the combined effective Federal and state personal income tax rates applicable to the Shareholder, taking into account any


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deductions or credits allowed by any Federal or state taxing jurisdictions for income taxes paid to any other jurisdiction); and

         WHEREAS, the parties to this Agreement desire to set forth their agreement with respect to distributions to be made to the Shareholders with respect to undistributed earnings of the Company for the S Corporation Period, and certain taxes, interest and penalties which may be imposed upon the Shareholders as a result of the conduct of the Company's business during the S Corporation Period;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and conditions hereinafter contained, intending to be legally bound, the parties hereto agree as follows:

                  1. On or before December 31, 1996, the Company will distribute $3,000,000 to the Shareholders. The distribution shall be allocated among the Shareholders pro rata in accordance with their ownership of stock of the Company immediately prior to the end of the S Corporation Period. The amount of the distribution is the estimate of the Company's Accumulated Adjustments Account ("AAA") as determined under Section 1368(e)(1) of the Code for the S Corporation Period.

                  2. On or before March 15, 1997, the actual AAA account shall be determined for the S Corporation Period, without reduction for the $3,000,000 distribution provided for Section 1 (the "Final AAA"). The Final AAA shall be determined by the Company's accountants, subject to review and approval by the Shareholders' accountants.

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                           (a) If the Final AAA exceeds $3,000,000, then within
thirty days after such determination the Company shall make a cash distribution to the Shareholders equal to the amount of such excess, such distribution to be made pro rata among the Shareholders in accordance with their ownership of stock of the Company immediately prior to the end of the S Corporation Period.

                           (b) If the Final AAA is less than $3,000,000, then
within thirty days after such determination the Shareholders shall contribute to the Company cash equal to the amount of such deficiency, net of any taxes, interest or penalties imposed by any tax authority on the Shareholders with respect to the portion of the distribution under Section 1 in excess of the Final AAA, such contribution to be made pro rata among the Shareholders in accordance with there ownership of stock of the Company immediately prior to the end of the S Corporation Period.

                  3. If, after the S Corporation Period, there is an increase in the taxable income of the Company for any taxable year during the S Corporation Period, whether as a result of a final determination with respect to an amended return filed by the Company or a Shareholder or an audit of the Company or a Shareholder conducted by the Internal Revenue Service, then within thirty days after the date of the final determination, the Company will distribute to each Shareholder an amount of cash equal to the sum of (A) the product of (i) the Shareholder's pro rata share of the Company's increased taxable income for such period, as determined under Section 1366 of the Code, multiplied by (ii) the

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Effective Tax Rate, plus (B) any interest and penalties imposed on the
Shareholder by the Code with respect to such increase in taxable income and any legal and accounting fees incurred by the Shareholder in connection with such determination, plus (C) an amount equal to the federal and state income taxes imposed with respect to all distributions to the Shareholder pursuant to this
Section 3 such that the amount received by the Shareholder pursuant to this
Section 3, net of all such taxes, is equal to the sum of the amounts specified in (A) and (B) of this Section 3.

                  4. The Company may, at its own expense, upon written notice from the Company to the Shareholder, request that the Shareholder contest any adjustment proposed by a tax authority with respect to taxes for the S Corporation Period. If the Company shall request that any proposed adjustment be contested, then the Shareholder shall, at the Company's expense, contest the proposed adjustment or permit the Company and its representatives, at the Company's request, to contest the proposed adjustment (including pursuing all remaining administrative and judicial appeals). The Company shall pay to the Shareholder on demand all costs and expenses (including, without limitation, legal and accounting costs and expenses) that the Shareholder may incur in contesting such proposed adjustments. The Shareholder shall not make, accept or enter into a settlement or other compromise with respect to any taxes indemnified hereunder, or forego or terminate any proceeding otherwise required hereunder without the consent of the Company, which shall not be unreasonably withheld.

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                  5. If a Shareholder receives a refund of federal and/or state income taxes, including interest (a "Refund"), due to any reduction in the Shareholder's share of the Company's income for any taxable year during the S Corporation Period, whether due to a decrease in the Company's taxable income as reported for any taxable year in the S Corporation Period or due to a determination that the Company's taxable income was not includible in Shareholder's taxable income at any time during the S Corporation Period, then within thirty days after the receipt of such Refund, the Shareholder shall pay to the Company an amount of cash equal to the amount of such Refund, net of any taxes, interest or penalties imposed by any tax authority on any distributions to the Shareholder with respect to the S Corporation Period in excess of the Shareholder's share of taxable income of the Company for the S Corporation Period.

                  6. The obligation to make the payments provided for in Section 2(a) and Section 3 of this Agreement shall be a joint and several liability of the Company and any corporation that is or becomes a member of the affiliated group that includes the Company, as determined under Section 1504(a) of the Code.

                  7. The covenants and agreements of the parties set forth in this Agreement shall survive indefinitely.

                  8. All notices, requests, demands and other communications which are required or which may be given under this Agreement shall be in writing.

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                  9. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

                  10. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

                  11. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of each of the parties hereto.

                  12. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflicts of law.

                  IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

                                       NCO FINANCIAL SYSTEMS, INC.



                                       By:____________________________
                                          Name:   Michael J. Barrist
                                          Title:  President



                                       SHAREHOLDERS



                                       /s/ MICHAEL J. BARRIST
                                       ---------------------------------
                                       MICHAEL J. BARRIST




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                                       /s/ ANNETTE BARRIST
                                       ---------------------------------
                                       ANNETTE BARRIST



                                       /s/ CHARLES C. PIOLA, JR.
                                       ---------------------------------
                                       CHARLES C. PIOLA, JR.



                                       /s/ BERNARD R. MILLER
                                       ---------------------------------
                                       BERNARD R. MILLER



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